Exhibit 99.1

NEWS RELEASE

Contact: April Harper Director, Marketing & Communications Phone (610) 251-1000 aharper@triumphgroup.com	Thomas A. Quigley, III VP, Investor Relations, Mergers & Acquisition and Treasurer Phone (610) 251-1000 tquigley@triumphgroup.com

TRIUMPH ANNOUNCES PRO-RATA DISTRIBUTION OF WARRANTS TO PURCHASE COMMON STOCK

Takes Proactive Steps to Optimize its Capital Structure and Deleverage the Balance Sheet

BERWYN, Pa. – December 1, 2022 – Triumph Group, Inc. (NYSE: TGI) ("TRIUMPH" or the “Company”) today announced that its Board of Directors has declared a distribution of warrants to holders of the Company's common stock. Holders may exercise their warrants for shares of common stock with cash or the Company's bonds at face value, as will be specified under the terms in the warrant agreement.

“TRIUMPH continues to optimize its capital structure and enhance stockholder value,” said Dan Crowley, TRIUMPH’s chairman, president and chief executive officer. “Through this pro-rata warrant distribution, TRIUMPH is offering stockholders the opportunity to increase their investment in the Company by exercising with cash or our bonds, or to sell their warrants to other investors. This distribution underscores the momentum we see in our end markets and the confidence we have in our ability to deliver long-term profitable growth.”

Details of Warrant Distribution

The warrants will be distributed in proportion to shareholdings with holders of TRIUMPH common stock receiving three warrants for every ten shares of common stock held as of the record date (rounded down to the nearest whole number for any fractional warrant). Each warrant will entitle the holder to purchase common stock at an exercise price of $12.35 per share. The warrants will expire one year from distribution, or five business days after "the price condition date" which is the date on which the daily volume weighted average price of TRIUMPH common stock equals or exceeds the exercise price for 20 trading days in any 30 trading day period, or upon termination at any time with 20 business days' prior public notice.

Holders who submit their warrants for exercise prior to the price condition date or a redemption notice date, as applicable, will have an “over exercise option” whereby they can increase the number of shares purchased under the warrant by 15%, by purchasing an additional 0.15 of a share of common stock by paying an additional 15% of the exercise price for each warrant they exercise. Also, holders of warrants that are exercised after the price condition date or redemption notice date, as applicable, have the option to subscribe for any or all of the shares issuable to any unexercised warrants on a pro-rata basis. The exercise price for the over subscription option must be paid in cash. On a fully exercised basis (including full over exercise), the value of the warrants would increase equity by approximately $270 million, net of transaction expenses.

TRIUMPH will distribute the warrants on or about December 19, 2022, to stockholders of record as of December 12, 2022. The warrants are expected to trade on the OTC market. There will be certain limitations on holders who beneficially own or, upon exercise of the warrants, would own, 4.9% or more of the common stock.

For more information about the transaction, stockholders are encouraged to visit the “Warrants Information” section of TRIUMPH’s investor relations page https://ir.triumphgroup.com/corporate-profile/default.aspx, which may be updated from time to time.

B. Dyson Capital Advisors, Lazard and Goldman Sachs are serving as financial advisors. Skadden, Arps, Slate, Meagher & Flom LLP is serving as legal advisor.

About TRIUMPH

TRIUMPH, headquartered in Berwyn, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerospace and defense systems, components and structures. The company serves the global aviation industry, including original equipment manufacturers and the full spectrum of military and commercial aircraft operators.

More information about TRIUMPH can be found on the Company’s website at www.triumphgroup.com.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. A Form 8-A registration statement and prospectus supplement describing the terms of the warrants will be filed with the Securities and Exchange Commission (the "SEC") and will be available on the SEC’s website located at http://www.sec.gov. Holders of Company common stock should read the prospectus supplement carefully, including the Risk Factors section included and incorporated by reference therein. This press release contains a general summary of the warrants. Please read the warrant agreement when it becomes available as it will contain important information about the terms of the warrants.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not historical facts are forward-looking statements, including statements of expectations of or assumptions about financial and operational performance, revenues, earnings per share, cash flow or use, cost savings and operational efficiencies and organizational restructurings. The words "anticipate," "assume," "believe," "budget," "estimate," "expect," "forecast," "intend," "plan," "project," "will," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments, and other factors that the Company believes are appropriate under the circumstances. All forward-looking statements involve a number of known and unknown risks and uncertainties which could affect the Company’s actual results and performance and could cause its actual results and performance to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Additionally, there can be no guarantee that any shareholder or bondholder of the Company will exercise the warrants held by such shareholder or bondholder, and as a result there can be no guarantee that the Company will derive the benefits of the transaction described in this press release. Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph Group’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2022 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2022 and September 30, 2022. Forward-looking statements are not guarantees of future performance and actual results or performance may be materially different from those expressed or implied in the forward-looking statements. The forward-looking statements in this press release speak as of the date of this press release. The forward-looking statements contained in this press release reflect management's estimates and beliefs as of the date of this press release. The Company does not undertake to update these forward-looking statements.